Exhibit 10.78
Relative TSR PSU
To Be Used For Executive Officers
As Approved February 2023

Performance-Based Restricted Stock Unit Agreement under
Assured Guaranty Ltd. 2004 Long-Term Incentive Plan
THIS AGREEMENT is effective as of the Grant Date (as defined in Section 1), and is by and between the Participant and Assured Guaranty Ltd. (the “Company”).
WHEREAS, the Company maintains the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan (the “Plan”), and the Participant has been selected by the committee administering the Plan (the “Committee”) to receive a Performance-Based Restricted Stock Unit Award under the Plan; and
NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:
1. Terms of Award. The following words and phrases used in this Agreement shall have the meanings set forth in this Section 1:
(a)The “Participant” is <Name>.
(b)The “Grant Date” is February [__], 2023.
(c)The number of “Covered Units” granted under this Agreement is <shares> Covered Units.
(d)The “Delivery Date” with respect to the Covered Units shall be the fourth anniversary of the Grant Date.
(e)The “Performance Determination Date” is the earlier to occur of (i) the third anniversary of the Grant Date, and (ii) the date of a Change in Control.
(f)The “Performance Period” is the Grant Date through the day immediately prior to the third anniversary of the Grant Date; provided, however, if a Change in Control occurs on or after the Grant Date but prior to the day immediately prior to the third anniversary of the Grant Date, the Performance Period shall be the period beginning on Grant Date, and ending on the date of the Change in Control.
Other words and phrases used in this Agreement are defined pursuant to Section 23, elsewhere in this Agreement or the Plan.
2. Performance-Based Restricted Stock Unit Award. This Agreement specifies the terms of the Performance-Based Restricted Stock Unit Award granted to the Participant. Each Covered Unit represents the right to receive up to two and one-half shares of Stock on the Delivery Date, subject to the terms of this Agreement and the Plan.
3. Performance Percentage. As of the Performance Determination Date, the Performance Percentage shall be determined in accordance with the table below based on the Company’s Relative Total Shareholder Return during the Performance Period. If the Relative Total Shareholder Return in the Performance Period is between percentiles listed on the table below, the Performance Percentage shall be determined using straight line interpolation between the percentiles listed on the table below. For example, if the Relative Total Shareholder Return determined for the Performance Period is the 40th Percentile, the Performance Percentage shall be 75%.

Performance Level	Assured’s Relative Total Shareholder Return	% of Units Vesting (the “Performance Percentage”)
Outstanding	95th Percentile or higher	250%
Target	55th Percentile	100%
Threshold	25th Percentile	50%
< Threshold	Less than 25th Percentile	0%

Notwithstanding the foregoing, if, during the Performance Period, the Company’s Total Shareholder Return is a negative number, in no event shall the Performance Percentage be greater than 100%.
Notwithstanding anything herein to the contrary, the Performance Percentage shall be determined by the Committee and certified by the Committee in writing before any shares of Stock are delivered on or after the Delivery Date (or, if earlier, a 457A Delivery Date as defined in Exhibit A); provided, however, that such determination and delivery of shares of Stock shall be made within the period commencing on the Delivery Date (or, if earlier, a 457A Delivery Date) and ending on the later to occur of: (i) the end of the calendar year in which the such date occurs and (ii) the fifteenth day of the third month following such date.
4. Restricted Period. Subject to Section 5 below, with respect to all Covered Units, the “Restricted Period” for the Covered Units shall begin on the Grant Date and end on the earlier to occur of (i) the third anniversary of the Grant Date; or (ii) a Vesting Change in Control. The Committee, in its sole discretion, may accelerate the end of the Restricted Period.
5. Termination of Employment. Except as otherwise provided in this Section 5, if the Participant’s Date of Termination occurs for any reason prior to the last day of the Restricted Period, all Covered Units shall be immediately forfeited.
(a)Death or Disability. If the Participant’s Date of Termination occurs due to the Participant’s death or Disability prior to the last day of the Restricted Period, the Restricted Period shall immediately lapse upon such Date of Termination.
(b)Retirement. If the Participant’s Date of Termination occurs due to a Retirement prior to the last day of the Restricted Period, then, only for purposes of this Section 5, the Participant shall be treated as if his Date of Termination had not occurred prior to the last day of the Restricted Period, subject to the Participant not engaging in any Detrimental Activity or any Post-Retirement Activity prior to the last day of the Restricted Period and subject to the Participant signing and not revoking a general release and waiver of all claims against the Company as required by Section 7.1 of the Severance Plan. If such release is not effective within the 60-day period required by Section 7.1 of the Severance Plan or in the event that the Participant engages in a Detrimental Activity or a Post-Retirement Activity prior to the last day of the Restricted Period, the Participant shall immediately forfeit all of the Covered Units.
(c)Qualifying Termination Before a Change in Control. If the Participant’s Date of Termination occurs due to a Qualifying Termination prior to the last day of the Restricted Period and prior to the date of a Change in Control, then, only for purposes of this

Section 5 (and not for purposes of determining the Pro-Rata Fraction), the Participant shall be treated as if his Date of Termination had not occurred prior to the last day of the Restricted Period, subject to the Participant not engaging in any Detrimental Activity prior to the last day of the Restricted Period and subject to the Participant signing and not revoking a general release and waiver of all claims against the Company as required by Section 7.1 of the Severance Plan. If such release is not effective within the 60-day period required by Section 7.1 of the Severance Plan or in the event that the Participant engages in a Detrimental Activity prior to the last day of the Restricted Period, the Participant shall immediately forfeit all of the Covered Units.
(d)Qualifying Termination On or After a Change in Control. If the Participant’s Date of Termination occurs due to a Qualifying Termination prior to the last day of the Restricted Period but on or after the date of a Change in Control that is not a Vesting Change in Control, then, only for purposes of this Section 5 (and not for purposes of determining the Pro-Rata Fraction), the Participant shall be treated as if his Date of Termination had not occurred prior to the last day of the Restricted Period subject to the Participant signing and not revoking a general release and waiver of all claims against the Company as required by Section 7.1 of the Severance Plan. If such release is not effective within the 60-day period required by Section 7.1 of the Severance Plan, the Participant shall immediately forfeit all of the Covered Units.
6. Delivery Date. On the Delivery Date, the Participant shall receive a number of shares of Stock in settlement of his or her Performance-Based Restricted Stock Unit Award. The number of shares of Stock that a Participant shall receive on the Delivery Date shall be determined by multiplying (i) the number of Covered Units (which have not previously been forfeited or cancelled) by (ii) the Performance Percentage determined pursuant to Section 3 above (with such percentage converted to a number by dividing such percentage by 100); provided, however, that (A) if the Participant’s Date of Termination occurred prior to the Delivery Date and prior to a Change in Control due to (x) death, (y) Disability or (z) a Qualifying Termination, then the product of clauses (i) and (ii) shall additionally be multiplied by the Pro-Rata Fraction or (B) if the Participant’s Date of Termination occurred prior to the Delivery Date due to Retirement, then the product of clauses (i) and (ii) shall additionally be multiplied by the Retirement Percentage (with such percentage converted to a number by dividing such percentage by 100). Shares of Stock received by a Participant pursuant to this Section 6 shall be free of restrictions otherwise imposed by this Agreement and the Plan; provided, however, that the shares of Stock shall remain subject to the terms of this Agreement expressly applicable after such Delivery Date (including, without limitation, Section 13). As of the Delivery Date and settlement of the Performance-Based Restricted Stock Unit Award pursuant to this Section 6, all Covered Units (which have not previously been forfeited or cancelled) shall be cancelled.
7. Change in Control. In the event of a Change in Control, the Company, or the entity that is the surviving entity or successor to the Company following such transaction, may elect to (a) to continue this Performance-Based Restricted Stock Unit Award subject to the terms of this Agreement and the Plan and subject to such adjustments, if any, by the Committee as permitted by Section 5.2(f) of the Plan; or (b), if the Change in Control also satisfies the definition of “change in control event” as set forth in Treas. Reg. 1.409A-3(i)(5), to terminate this Performance-Based Restricted Stock Unit Award and distribute shares of Stock consistent with Treas. Reg. 1.409A-3(j)(4)(ix)(B). In the event that the Company or its successor chooses to terminate this award and make a distribution of shares of Stock as provided in clause (b) of the previous sentence (in which case the Change in Control is a Vesting Change in Control), the payment amount attributable to dividends as described in and determined pursuant to Section 11 shall be determined as if the date of the Vesting Change in Control were the Delivery Date and the number of shares of Stock to be delivered pursuant to Section 6 shall be calculated as if the date of such Vesting Change in Control were the Delivery Date and the shares of Stock received by a Participant pursuant to this Section 7 shall be free of restrictions otherwise imposed by this Agreement and the Plan; provided, however, that the shares of Stock shall remain subject to the terms of this Agreement expressly applicable after the Delivery Date (including, without limitation, Section 13).
8. Section 457A of the Code. If the Covered Units would otherwise constitute nonqualified deferred compensation subject to Code section 457A and the date on which the Covered Units are no longer treated as subject to a substantial risk of forfeiture for purposes of Code section 457A occurs prior to the Delivery Date or a Vesting Change in Control, the terms of Exhibit A shall apply.
9. Withholding. All deliveries and distributions of shares of Stock or vesting of Restricted Shares (granted pursuant to Exhibit A) under this Agreement are subject to withholding of all applicable taxes. At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which the Participant is otherwise entitled under the Plan; provided, however, that such shares of Stock may be used to satisfy not more than the maximum individual tax rate for the Participant in applicable jurisdiction for such Participant (based on the applicable rates of the relevant tax authorities (for example, federal, state, and local), including the Participant’s share of payroll or similar taxes, as provided in tax law, regulations, or the authority’s administrative practices, not to exceed the highest statutory rate in that jurisdiction, even if that rate exceeds the highest rate that may be applicable to the specific Participant).
10. Transferability. Except as otherwise provided by the Committee, the Performance-Based Restricted Stock Unit Award (and Covered Units or Restricted Shares subject to this award) may not be sold, assigned, transferred, pledged, or otherwise encumbered.
11. Dividends. To the extent that the Covered Units have not otherwise been forfeited or cancelled prior to the Delivery Date, the Participant will be paid a cash payment on the Delivery Date equal to the number of shares of Stock delivered pursuant to Section 6 multiplied by the total amount of dividend payments made in relation to one share of Stock with respect to record dates occurring during the period between the Grant Date and the Delivery Date.
12. Voting. The Participant shall not be a shareholder of record with respect to the Covered Units and shall have no voting rights with respect to the Covered Units during the Restricted Period or prior to the delivery of shares of Stock pursuant to Section 6 or 7. The Participant shall be a shareholder of record with respect to Restricted Shares granted to the Participant pursuant to Exhibit A.
13. Cancellation and Rescission of Restricted Stock Unit Award.
(a)The Committee may cancel, rescind, suspend, withhold, or otherwise limit or restrict the Performance-Based Restricted Stock Unit Award at any time if the Participant engages in any Detrimental Activity or if the Participant engages in any conduct that constitutes Cause or, in the case of a Participant whose Date of Termination has occurred due to Retirement, if the Participant engages in any Post-Retirement Activity.
(b)Immediately prior to the Delivery Date (or, if earlier, a 457A Delivery Date) and prior to the transfer of the shares of Stock to the Participant, the Participant shall certify, to the extent required by the Committee, in a manner acceptable to the Committee, that the Participant is not engaging and has not engaged in any Detrimental Activity and, in the case of a Participant whose Date of Termination has occurred due to Retirement, that the

Participant is not engaging and has not engaged in any Post-Retirement Activity. In the event a Participant has engaged in any Detrimental Activity or, if applicable, any Post-Retirement Activity, prior to or during the twelve months after the later to occur of the Delivery Date or the last day of the Restricted Period with respect to any Covered Units (the “Restrictive Covenant Period”), the right to delivery of shares of Stock with respect to such Covered Units (including the delivery or vesting of any Restricted Shares) may be rescinded by the Committee within two years of the end of the Restricted Covenant Period. In the event of any such rescission, the Participant shall pay to the Company the amount of any gain realized as a result of the prior delivery of shares of Stock applicable to the rescinded Covered Units, in such manner and on such terms and conditions as may be required by the Company, and the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company and/or Subsidiary.
14. Recoupment and Plan Provisions Govern.
(a)Notwithstanding anything in this Agreement to the contrary, the Participant’s rights with respect to the Performance-Based Restricted Stock Unit Award shall also be subject (to the extent applicable) to the Assured Guaranty Ltd. Executive Officer Recoupment Policy as amended and restated on February 23, 2022, and as further amended from time to time, and the Assured Guaranty UK Limited Executive Recoupment Policy, as adopted on March 31, 2022, and as further amended from time to time.
(b)Notwithstanding anything in this Agreement to the contrary, but subject to subparagraph (a) of this Section 14 above, this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.
15. Heirs and Successors. Subject to Section 7, this Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets, or otherwise, all or substantially all of the Company’s assets and business. If any benefits deliverable to the Participant under this Agreement have not been delivered at the time of the Participant’s death, such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be distributed to the legal representative on behalf of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative on behalf of the estate of the Designated Beneficiary. Any benefits deliverable following the death of the Participant to the Designated Beneficiary or the legal representative on behalf of the estate will be made as soon as administratively possible following the date that the Company determines to whom such benefits should be made pursuant to this Section 15 and in any event within the period required pursuant to Section 409A of the Code.
16. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee and any decision made by it with respect to this Agreement is final and binding on all persons. The Committee shall have the authority to obtain such information from the Participant (including tax return information) as it determines may be necessary to confirm that the Participant is in compliance with the requirements applicable to Detrimental Activity, and if the Participant fails to provide such information, the Committee may, in its discretion, conclude that the Participant is not in compliance with such requirements.
17. Plan Governs. Notwithstanding anything in this Agreement to the contrary, this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and this Agreement is subject to all interpretations, amendments, rules, and regulations promulgated by the Committee from time to time pursuant to the Plan.
18. Not an Employment Contract. The Performance-Based Restricted Stock Unit Award will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.
19. Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage-paid first-class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.
20. Fractional Shares. In lieu of issuing a fraction of a share, resulting from an adjustment of the Performance-Based Restricted Stock Unit Award pursuant to the Plan or otherwise, the Company will be entitled to pay to the Participant an amount equal to the fair market value of such fractional share.
21. Deemed Acceptance. If the Participant wishes to decline this Award, the Participant must reject this Agreement prior to the earlier to occur of (i) the last day of the Restricted Period and (ii) the one-year anniversary of the Grant Date (the earlier of such dates referred to as the “Acceptance Date”). If the Agreement has not been rejected prior to the Acceptance Date, the Participant will be deemed to have automatically accepted this Award and the terms and conditions set forth in this Agreement.
22. Amendment. This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.
23. Definitions. For purposes of this Agreement, words and phrases shall be defined as follows:
(a)Accumulated Shares. The term “Accumulated Shares” means, for a given trading day, the sum of (i) one share and (ii) the cumulative number of shares of the company’s common stock purchasable with dividends declared on the company’s common stock to prior to such date during the period beginning on the first day of the forty-day trading period immediately following the first day of the Performance Period and ending on the last day of the Performance Period, assuming same-day reinvestment of such dividends at the closing price of the ex-dividend date.
(b)Cause. The term “Cause” shall mean the occurrence of any of the following:

(i) the Participant being convicted of, or pleading guilty or nolo contendere to, or entering into an agreement for deferred adjudication, deferred prosecution, or other form of delayed disposition for (A) any felony (or, for a crime occurring outside of the United States, a crime which would otherwise constitute a felony if such crime were prosecuted pursuant to the laws of the United States or the State of New York) or (B) a crime involving moral turpitude which, in the judgment of the Committee, reflects in an adverse manner on the reputation of the Company or causes emotional or physical harm to another person, whether or not connected with the Company or its Subsidiaries; or
(ii) the Participant engaging in a Detrimental Activity; or
(iii) the failure by the Participant to carry out the lawful and reasonable directions of the Board or the Participant’s immediate supervisor, as the case may be; or
(iv) the willful, serious, and continued failure by the Participant to perform his or her duties; or
(v) the Participant engaging in (or having engaged in) serious misconduct or other inappropriate behavior, including, but not limited to, fraud, embezzlement, misrepresentation, criminal activities, falsification of Company records, theft, violent acts or threats of violence, unethical conduct, or a violation of law, regulation, applicable codes of conduct, or the Company’s Global Code of Ethics or any material violation of any other rules, policies, procedures or guidelines of the Company or any Subsidiary, which, in the judgment of the Committee, may cause material harm to the Company’s employees, may cause material reputational harm to the Company or may expose the Company to material legal, regulatory or financial liability; or
(vi) any act or omission by the Participant occurring or coming to light during the Participant’s employment with the Company or a Subsidiary (regardless of whether such act or omission occurred prior to or during the Participant’s employment with the Company or Subsidiary), that the Committee determines to be likely to injure the operations or reputation of the Company or prevent the Participant from being able to perform the duties of the Participant’s position;
provided, however, that any act, or failure to act, by the Participant shall not constitute Cause for purposes of this Agreement if such act, or failure to act, was committed, or omitted, by the Participant in good faith and in a manner he or she reasonably believed to be in the best interests of the Company.
(c)Change in Control. The term “Change in Control” shall be defined as set forth in the Plan.
(d)Closing Average Share Value. The term “Closing Average Share Value” means the average Share Value of the forty-day trading period immediately preceding the Performance Determination Date.
(e)Date of Termination. A Participant’s “Date of Termination” means, with respect to an employee, the date on which the Participant’s employment with the Company and its Subsidiaries terminates for any reason, and with respect to a Director, the date immediately following the last day on which the Participant serves as a Director; provided that a Date of Termination shall not be deemed to occur by reason of a Participant’s transfer of employment between the Company and a Subsidiary or between two Subsidiaries; further provided that a Date of Termination shall not be deemed to occur by reason of a Participant’s cessation of service as a Director if, immediately following such cessation of service, the Participant becomes or continues to be employed by the Company or a Subsidiary, nor by reason of a Participant’s termination of employment with the Company or a Subsidiary if, immediately following such termination of employment, the Participant becomes or continues to be a Director; and further provided that a Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant’s employer.
(f)Detrimental Activity. The term “Detrimental Activity” shall mean (i) the Participant engaging in an activity, directly or indirectly, whether as an employee, consultant, partner, principal, agent, distributor, representative, stockholder (except as a less than one percent stockholder of a publicly traded company or a less than five percent stockholder of a privately held company) or otherwise, that is competitive with the financial guaranty insurance business (including, without limitation, providing credit protection or reinsurance) or asset management business (including, without limitation, any activities involving investing, trading, or providing advisory, operational, or risk management services with respect to financial products or instruments similar to those which the Company or any of its affiliates is then investing in, trading, or providing advisory, operational, or risk management services with respect to) being conducted by the Company or any affiliate during the period covered by the Participant's employment; or (ii) the Participant engaging in any activity, directly or indirectly, whether on behalf of himself or herself or any other person or entity (x) to solicit any client and/or customer of the Company or any affiliate or (y) to hire any employee or former employee of the Company or any present or former affiliate of the Company or encourage any employee of the Company or affiliate to leave the employ of the Company or affiliate; or (iii) the Participant, without the prior written consent of the Company, using, or disclosing to any person (other than an employee of the Company or an affiliate or other person to whom disclosure is necessary to the performance of the Participant’s duties in the employ of the Company or an affiliate), any confidential or proprietary information about the Company or any affiliate or their business, unless and until such information has become known to the public generally (other than as a result of the unauthorized disclosure by the Participant).
(g)Director. The term “Director” means a member of the Board of Directors of Assured Guaranty Ltd., who may or may not be an employee of the Company or a Subsidiary.
(h)Disability. The Participant shall be considered to have a “Disability” during the period in which the Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days.
(i)Good Reason. The term “Good Reason” shall mean the occurrence of any of the following without the Participant’s prior written consent:
(i) a significant reduction of the Participant's responsibilities or status; or
(ii) a reduction in the Participant's salary, bonus potential, or a material reduction of benefits;
but only if the conditions described in clauses (i) or (ii) constitute a material negative change to the Participant in the service relationship, as that phrase is used in Treas. Reg. §1.409A-1(n)(2)(i).

In order for a termination of employment to constitute termination for Good Reason, a Participant must notify the Company in writing of termination for Good Reason, specifying the event constituting Good Reason, within 90 days after the occurrence of the event that the Participant believes constitutes Good Reason. Failure for any reason to give written notice of termination of employment for Good Reason in accordance with the foregoing will be deemed a waiver of the right to voluntarily terminate the Participant’s employment for that Good Reason event. The Company will have a period of 30 days after receipt of such notice in which to cure the Good Reason. If the Good Reason is cured within this period, the Participant shall not be entitled to terminate and have such termination constitute a termination for Good Reason for purposes of this Agreement. If the Company waives its right to cure or does not, within the 30 day period, cure the Good Reason, the Participant will be entitled to terminate for Good Reason subject to the terms and conditions hereof, and such Participant’s actual Date of Termination will be determined in the sole discretion of the Company, but in no event will it be later than 30 calendar days from the date the Company waives its right to cure or the end of the 30-day period during which the Company may cure the Good Reason, whichever is earlier.
(j)Opening Average Share Value. The term “Opening Average Share Value” means the average Share Value of the forty-day trading period beginning on the Grant Date.
(k)Peer Companies. The term “Peer Companies” means all companies listed in the Russell Mid-Cap Financial Services Index as of the first day of the Performance Period as adjusted below. Each Peer Company’s “common stock” shall mean that series of common stock that is publicly traded on a registered U.S. exchange or, in the case of a non-U.S. company, an equivalent non-U.S. exchange. For purposes of calculating TSR, the value on any given trading day of any Peer Company shares traded on a foreign exchange will be converted to U.S. dollars. The Peer Companies may be changed as follows:
(i)     In the event of a merger, acquisition, or business combination transaction of a Peer Company with or by another Peer Company, the surviving entity shall remain a Peer Company.
(ii)     In the event of a merger of a Peer Company with an entity that is not a Peer Company, or the acquisition or business combination transaction by or with a Peer Company, or with an entity that is not a Peer Company, in each case where the Peer Company is the surviving entity and remains publicly traded, the surviving entity shall remain a Peer Company.
(iii)     In the event of a merger or acquisition or business combination transaction of a Peer Company by or with an entity that is not a Peer Company or a “going private” transaction involving a Peer Company where the Peer Company is not the surviving entity or is otherwise no longer publicly traded, the company shall no longer be a Peer Company.
(iv)     In the event of a bankruptcy, liquidation or delisting of a Peer Company, such company shall remain a Peer Company.
(v)     In the event of a stock distribution from a Peer Company consisting of the shares of a new publicly-traded company (a “spin-off”), the Peer Company shall remain a Peer Company and the stock distribution shall be treated as a dividend from the Peer Company based on the closing price of the shares of the spun-off company on its first day of trading.  The performance of the shares of the spun-off company shall not thereafter be tracked for purposes of calculating TSR.
(l)Post-Retirement Activity. The term “Post-Retirement Activity” shall mean the Participant’s provision of significant commercial or business services to any one or more persons or entities, regardless of whether such entity is owned or controlled by the Participant; provided that the Participant’s devotion of reasonable time to the supervision of his personal investments, and activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and similar types of activities shall not be considered Post-Retirement Activity, to the extent that the Committee, in its discretion, determines that such activities are consistent with the Participant’s Retirement. At the request of the Participant, the Committee shall determine whether a proposed activity of the Participant will be considered a Post-Retirement Activity for purposes of this Agreement. Such request shall be accompanied by a description of the proposed activities, and the Participant shall provide such additional information as the Committee may determine is necessary to make the determination. Such a determination shall be made promptly, but in no event more than 30 days after the written request, together with any additional information requested of the Participant, is delivered to the Committee.
(m)Pro-Rata Fraction. The term “Pro-Rata Fraction” shall mean a fraction, the numerator of which shall be equal to the number of days between the Grant Date and the Participant’s Date of Termination and the denominator of which shall be 1095.
(n)Qualifying Termination. The term “Qualifying Termination” means either: (i) a termination of a Participant’s employment by the Company or a Subsidiary without Cause (but not including a termination due to Death or Permanent Disability) or (ii) a voluntary termination of a Participant’s employment by the Participant for Good Reason.
(o)Relative Total Shareholder Return. The term “Relative Total Shareholder Return” means the Company’s Total Shareholder Return relative to the Total Shareholder Return of the Peer Companies expressed as a percentile rank. Relative Total Shareholder Return will be determined by the percentile ranking of each Peer Company (including the Company) from the highest TSR to lowest TSR. The Peer Company ranked highest will be assigned the one hundred percentile (100%) rank and the Peer Company ranked lowest will be assigned a zero percentile (0.0%) rank. Each Peer Company ranked in between would be assigned a percentile equal to (1 minus ((r-1)/(n-1))), where “r” is the ranking of the Company in the list of Peer Companies and “n” is the total number of Peer Companies. For example, if there were twenty (20) Peer Companies and the Company had the fifth-highest Total Shareholder Return during the Performance Period, then the Relative Total Shareholder Return would equal (1-((5-1)/(20-1))) or .79 or the 79th percentile.
(p)Retirement. The term “Retirement” means the occurrence of a Participant’s Date of Termination due to the voluntary termination of employment with the consent of the Committee (as described below) by a Participant who meets the following requirements as of such Date of Termination: (i) the Participant is age 60 or older and (ii) the total of the Participant’s age and years of service equals or exceeds 65. For purposes of defining “Retirement,” years of service shall be determined in accordance with rules which may be established by the Committee, and shall take into account service with the Company and the Subsidiaries. If, on or before the date of the initial public offering of stock of the Company, the Participant was employed by the Company or its Subsidiaries, years of service shall also include service with ACE Limited and its subsidiaries occurring prior to such the initial public offering. For purposes of this Agreement, the Participant’s Date of Termination shall not be considered to be a Retirement unless, prior to such Date of Termination, the Committee approved treating such Participant’s Date of Termination as a Retirement for purposes of this Agreement. The determination of whether to treat the Participant’s Date of Termination as a Retirement shall be made in the sole discretion of the Committee and such determination shall be final and binding on all persons.
(q)Retirement Percentage. The term “Retirement Percentage” means (i) one hundred percent (100%) if the Participant has an approved Retirement and the combination of his or her age and years of service as of such Date of Termination equals or exceeds 85; (ii) seventy-five percent (75%) if the Participant has an approved Retirement and the combination of his or her age and years of service as of such Date of Termination equals or exceeds 75; and (iii) fifty percent (50%) if the Participant has an approved Retirement and the combination of his or her age and years of service as of such Date of Termination equals or exceeds 65, in each case, with service determined as provided in the definition of Retirement above.
(r)Severance Plan. The term “Severance Plan” shall mean the Assured Guaranty Ltd. Executive Severance Plan.
(s)Share Value. The term “Share Value” means, with respect to a given trading day, the closing price of a company’s common stock multiplied by the Accumulated Shares for such trading day.
(t)Total Shareholder Return. The term “Total Shareholder Return” means, for the Company and each of the Peer Companies, the company’s total shareholder return, expressed as a percentage, which will be calculated by dividing (i) the Closing Average Share Value by (ii) the Opening Average Share Value and subtracting one from the quotient.
(u)Vesting Change in Control. The term “Vesting Change in Control” shall mean the date of a Change in Control where this Performance-Based Restricted Stock Unit Award is terminated pursuant to Section 7(b) of this Agreement.

IN WITNESS WHEREOF, the Participant has executed the Agreement, and the Company has caused this Agreement to be executed in its name and on its behalf, all as of the Grant Date.
Assured Guaranty Ltd.
By: /s/ Dominic J. Frederico
Name:    Dominic J. Frederico
Title:     Chief Executive Officer

I hereby agree to all the terms, restrictions and conditions set forth in the Agreement:

_________________________
<Name>
Participant

EXHIBIT A
SECTION 457A OF THE CODE
    If the Covered Units constitute nonqualified deferred compensation subject to Code section 457A and the date on which the Covered Units are no longer treated as subject to a substantial risk of forfeiture for purposes of Code section 457A (“457A Delivery Date”) occurs prior to the Delivery Date or a Vesting Change in Control, then, in addition to the terms of the Agreement and the Plan, the terms of this Exhibit A shall apply.
    A-1. 457A Delivery Date Prior to a Change in Control. In the event that the Section 457A Delivery Date occurs prior to the date of a Change in Control, the terms of this Section A-1 shall apply.
        (a) Transfer of Vested Shares. If the Section 457A Deliver Date occurs on or after the beginning of the Performance Period, on the 457A Delivery Date, the Participant shall receive a number shares of Stock determined by multiplying (i) the number of Covered Units (which have not previously been forfeited) by (ii) the Performance Percentage determined pursuant to Section 3 as if the Performance Period ended on the later to occur of the 457A Delivery Date and December 1, 2023 (with such percentage converted to a number by dividing such percentage by 100); provided, however, that (A) if the Participant’s Date of Termination occurred on or prior to the 457A Delivery Date due to death, Disability, or a Qualifying Termination, then the product of clauses (i) and (ii) shall additionally be multiplied by the Pro-Rata Fraction or (B) if the Participant’s Date of Termination occurred on or prior to the 457A Delivery Date due to Retirement, then the product of clauses (i) and (ii) shall additionally be multiplied by the Retirement Percentage (with such percentage converted to a number by dividing such percentage by 100). Shares of stock received by a Participant pursuant to this Section A-1 shall be free of restrictions otherwise imposed by this Agreement and the Plan; provided, however, that the shares of Stock shall remain subject to the terms of this Agreement expressly applicable after such Delivery Date (including, without limitation, Section 13); provided, further, however, that the Participant agrees that such shares of Stock cannot be sold or transferred by the Participant at any time prior to the Delivery Date.
        (b) Transfer of Restricted Shares. On the 457A Delivery Date, the Participant shall also receive distribution of shares of Stock that remain subject to the restrictions otherwise imposed by the Plan and this Agreement (including, without limitation, the forfeiture provisions of this Section A-2, the transfer restrictions of Section 9 and the restrictive covenants of Section 13) (such shares of Stock subject to forfeiture and transfer restrictions referred to as the “Restricted Shares”). The number of Restricted Shares to be distributed on the Section 457A Delivery Date shall be determined by multiplying (i) the number of Covered Units (which have not previously been forfeited or cancelled) by (ii) the percentage determined by subtracting the Performance Percentage used for paragraph (a) of Section A-1 above from 200% (with such percentage converted to a number by dividing such percentage by 100); provided, however, that (A) if the Participant’s Date of Termination occurred on or prior to the 457A Delivery Date due to death, Disability, or a Qualifying Termination, then the product of clauses (i) and (ii) shall additionally be multiplied by the Pro-Rata Fraction or (B) if the Participant’s Date of Termination occurred on or prior to the 457A Delivery Date due to Retirement, then the product of clauses (i) and (ii) shall additionally be multiplied by the Retirement Percentage (with such percentage converted to a number by dividing such percentage by 100). Upon the Performance Determination Date, the number of Restricted Shares which become vested and nonforfeitable and free of all restrictions otherwise imposed by this Agreement (except that the shares of Stock shall remain subject to the terms of this Agreement expressly applicable after the Delivery Date, including, without limitation, Section 13) shall be determined by multiplying (i) the number of

Covered Units as used in calculation described in the previous sentence by (ii) the percentage determined by subtracting the Performance Percentage used for paragraph (a) of Section A-1 above from the Performance Percentage determined as of the end of the Performance Period pursuant to Section 3 (as determined by the Committee in writing) (with such percentage converted to a number by dividing such percentage by 100) by (iii), if used in the calculation in the previous sentence, the Pro-Rata Fraction or the Retirement Percentage. Restricted Shares which do not become vested shares of Stock pursuant to the previous sentence shall be forfeited as of the Performance Determination Date. Notwithstanding anything herein to the contrary, if the Participant’s Date of Termination occurred on or prior to the 457A Delivery Date due to a Qualifying Termination, the Restricted Shares shall be immediately forfeited if (i) prior to the last day of the Performance Period, the Participant engages in a Detrimental Activity or (ii) the Participant fails to sign and not revoke a general release and waiver of all claims against the Company such that the release is effective within the 60-day period as required by Section 7.1 of the Severance Plan. Notwithstanding anything herein to the contrary, if the Participant’s Date of Termination occurred on or prior to the 457A Delivery Date due to a Retirement, the Restricted Shares shall be immediately forfeited if (i) prior to the last day of the Performance Period, the Participant engages in a Detrimental Activity or a Post-Retirement Activity or (ii) the Participant fails to sign and not revoke a general release and waiver of all claims against the Company such that the release is effective within the 60-day period as required by Section 7.1 of the Severance Plan.
    A-2. 457A Delivery Date On or After a Change in Control. In the event that the Section 457A Delivery Date occurs on or after the date of a Change in Control that is not a Vesting Change in Control, the terms of this Section A-2 shall apply. On the 457A Delivery Date, the Participant shall receive a number shares of Stock determined by multiplying (i) the number of Covered Units (which have not previously been forfeited or cancelled) by (ii) the Performance Percentage determined pursuant to Section 3 (with such percentage converted to a number by dividing such percentage by 100); provided, however, that if the Participant’s Date of Termination occurred on or prior to the 457A Delivery Date due to Retirement, then the product of clauses (i) and (ii) shall additionally be multiplied by the Retirement Percentage (with such percentage converted to a number by dividing such percentage by 100). Shares of Stock received by a Participant pursuant to this Section A-2 shall be free of restrictions otherwise imposed by this Agreement and the Plan; provided, however, that the shares of Stock shall remain subject to the terms of this Agreement expressly applicable after such Delivery Date (including, without limitation, Section 13); provided, further, however, that the Participant agrees that such shares of Stock cannot be sold or transferred by the Participant at any time prior to the Delivery Date.
    A-3. Cancellation of Covered Units. As of the 457A Delivery Date, all Covered Units (which have not previously been forfeited or cancelled) shall be cancelled.
    A-4. Dividends. To the extent that the Covered Units have not otherwise been forfeited or cancelled prior to the 457A Delivery Date, the Participant will be paid a cash payment on the 457A Delivery Date equal to the number of shares of Stock delivered pursuant to Sections A-1 and A-2 above, multiplied by the total amount of dividend payments made in relation to one share of Stock with respect to record dates occurring during the period between the Grant Date and the 457A Delivery Date. To the extent that Restricted Shares granted pursuant to this Exhibit A have not otherwise been forfeited or cancelled after the 457A Delivery Date, dividends paid with respect to such Restricted Shares with respect to record dates occurring on or after the 457A Delivery Date of such Restricted Shares shall be used to purchase additional Restricted Shares subject to the same vesting conditions as the original Restricted Shares to which such dividends relate.